Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Compass Minerals International, Inc. 2015 Incentive Award Plan dated May 6, 2015, of our reports dated February 23, 2015, with respect to the consolidated financial statements and schedule of Compass Minerals International, Inc. and the effectiveness of internal control over financial reporting of Compass Minerals International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

May 6, 2015